Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FinWise Bancorp of our report dated March 30, 2022 relating to the consolidated financial statements of FinWise Bancorp and subsidiary, appearing in the Annual Report on Form 10-K of FinWise Bancorp for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Spokane, Washington
November 23, 2022